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                                                                     Exhibit 3.6

              CERTIFICATE OF AMENDMENT TO CERTIFICATE OF FORMATION

                                       OF

                            HOMEBASE ACQUISITION, LLC

      Homebase Acquisition, LLC (hereinafter called the "company"), a limited liability company organized and existing under and by virtue of the Limited Liability Company Act of the State of Delaware, does hereby certify:

      1. The name of the limited liability company is Homebase Acquisition, LLC

      2. The certificate of formation of the company is hereby amended by striking out Article 2 thereof and by substituting in lieu of said Article the following new Article:

            "2. The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are National Registered Agents, Inc., 9 East Loockerman Street, Suite 1B, Dover, County of Kent, Delaware 19901."

Executed on March 8, 2004

                                            /s/ Janice L. Hester
                                            -----------------------------------
                                            Janice L. Hester, Authorized Person